Yanglin Soybean, Inc. Reports Third Quarter 2009 Financial Results

•	Press Release
•	Source: Yanglin Soybean, Inc.
•	On 6:00 am EST, Friday November 13, 2009

HEILONGJIANG, China, Nov. 13 /PRNewswire-Asia-FirstCall/ -- Yanglin Soybean, Inc. (OTC Bulletin Board: YSYB - News; "Yanglin" or the "Company"), one of the leading domestic processors of soybean products in China, today reported unaudited financial results for the third quarter ended September 30, 2009.

Mr. Shulin Liu, Chief Executive Officer of Yanglin Soybean Inc., commented, "Yanglin has endured under an unfavorable pricing environment for our raw materials as well as for our end products. Despite the price squeeze by the purchases of domestic soybeans for the Chinese government's strategic reserve, which pushed soybean prices abnormally high, we ended the third quarter 2009 with $24 million in cash and a still-untapped credit line of approximately $27.8 million. In addition, we paid off our short-term bank loans during the quarter. We strongly believe as one of the largest soybean crushers in Northeast China, with an annual production capacity of 520,000 metric tons, we are well positioned in the domestic soybean market to benefit when pricing returns to a more normal level."

Mr. Lu continued, "In addition to cutting costs and expenses, we are closely monitoring new government policy announcements. The Chinese government purchased 7.5 million metric tons of soybeans from October 2008 through June 2009 for its strategic reserve and held about 14 auctions since July, but only about 1% of the reserves found buyers at the original, higher-than-market price levels. As the new harvest season for soybeans gets underway, we are hopeful that the Chinese government will roll out, as it has indicated, subsidies for soybean crushers who have been undergoing pricing pressures. All the same, we continue to focus on making our operations more efficient and on providing the same high-quality products and service our customers expect."

Third Quarter 2009 Results

Total revenues for the third quarter of 2009 were $39.6 million, compared to $48.7 million recorded for the same period in 2008. Sales decreased during the 2009 third quarter as the combination of soft demand brought by the economic crisis and an oversupply of imported soybeans caused a decline in selling prices of the Company's products and also in the volume of certain products. To counter the negative trend, Yanglin has taken the measure to scale back the production of products that experienced the largest drop in prices.

(in thousand US$)
Three Months Ended
September 30,

	2009	2008	% Change

Soybean Meal	$22,283.1	$32,469.8	-31.4%
Soybean Oil	$10,374.7	$11,217.2	-7.5%
Salad Oil	$1,901.2	$5,000.4	-62.0%
Squeezed Oil	$321.0	$0	NA
Soy Protein
Concentrate	$1,047.1	$0	NA
Low-temp Soy
Meal	$3,643.4	$0	NA
Total Net Sales	$39,570.4	$48,687.5	-18.7%

Gross loss for the third quarter of 2009 was $4.3 million, as compared to a gross profit of $3.4 million for the same period in 2008. To alleviate the impact from cheaper imported soybeans on the farmers, the Chinese government offered to buy soybeans at higher-than-market prices, causing significantly higher raw material costs for soybean processors such as Yanglin. Yanglin has undertaken a series of initiatives to reduce costs, such as buying soybeans with higher water content (which may be cheaper), lowering production levels and idling workers by granting unpaid vacations.

Total operating expenses for the third quarter of 2009 increased to $1.3 million, from $567,739 in the same period of 2008. Selling expenses for the third quarter of 2009 decreased to $26,764 as compared to $61,756 in the same period of 2008. General and administrative expenses for the third quarter of 2009 were $668,239, as compared to $560,057 in the same period of 2008. The operating expenses in the third quarter of 2009 included a charge as the Company replaced one salad oil line in Plant 1 that was impaired and technically outdated.

Operating loss for the third quarter of 2009 was $5.6 million, as compared with of an operating profit of $2.9 million for the same period in 2008. Yanglin has been recognized as a "Key Leading Enterprise" in the industrial sector of the important agriculture industry by the Chinese government. The Company continues to benefit from its income tax exempt status during the entire fiscal year 2009.

Net loss for the third quarter of 2009 totaled $5.7 million, or $0.29 per diluted share, compared with net income of $2.7 million, or $0.07 per diluted share in the same period one year ago.

Cash Positions

The Company's balance sheet as of September 30, 2009 included cash and cash equivalents of $24.1 million, compared with $30.4 million at December 31, 2008. The Company has net working capital of $27.4 million at the end of September 30, 2009. Total shareholders' equity was $60.1 million.

For the first nine months of 2009, the Company generated net cash from operating activities of $631,154.

Business Update

Mr. Liu concluded, "Over the past few weeks, we have been pleased to see some positive elements coming on the horizon, including news that the Chinese government will adopt a new subsidy program for soybean crushers in the Northeastern region. In addition, reduced soybean production in South America this year due to unfavorable weather could also help bring down the total amount of soybean imports into China. These are tangible signs of a possible improving pricing environment, and along with our focus on cost management and customer relations, give us comfort that we will see a recovery in the making."

Conference Call

The Company will host a conference call on Friday, November 13, 2009 at 8:00 A.M. Eastern Time / 9:00 P.M. Beijing Time. A question and answer session will follow management's presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the Yanglin Soybean conference call:

Phone Number: +1-877-407-0782 (North America)

Phone Number: +1-201-689-8567 (International)

A replay of the call will be available through Friday, November 20, 2009 until 11:59 P.M. Eastern Time.

    For the replay, please call:
    Phone Number: +1-877-660-6853 (North America)
    Phone Number: +1-201-612-7415 (International)
    Account Number: 286
    Conference ID Number: 337427

About Yanglin

Yanglin Soybean, Inc. is one of the leading domestic soybean processors in China. The Company manufactures soybean oil, salad oil and soybean meal with an annual processing capacity of 520,000 metric tons in 2008. The Company's products are sold directly to its customers or through distributors. Majority of Yanglin Soybean's customers are located in Northern China.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by the Company constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned capacity expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's acceptance, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

    For more information, please contact:

    Yanglin Soybean, Inc.
     Mr. Bode Xu
     Chief Financial Officer
     Email: cfo@yanglinsoybean.com

    Grayling
     Kevin Theiss
     Investor Relations
     Tel:   +1-646-284-9409
     Email: kevin.theiss@us.grayling.com

Consolidated Statement of Operations and Comprehensive (Loss) Income
(Stated in US Dollars) (unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$39,570,374	$48,687,504	$122,358,237	$190,237,176

Cost of sales	(43,915,230)	(45,254,311)	(132,058,859)	(175,551,015)

Gross (loss)
profit	(4,344,856)	3,433,193	(9,700,622)	14,686,161

Operating expenses

Selling expenses	(26,764)	(61,756)	(156,317)	(180,726)
General and
administrative
expenses	(668,239)	(560,057)	(2,018,987)	(1,758,068)
Impairment loss
of long-lived
assets	(584,699)	--	(584,699)	--
(Loss) gain on
disposal of
property,
plant and
equipment	--	74	(230,025)	7,144

Total operating
expenses	(1,279,702)	(567,739)	(2,990,028)	(1,931,650)

(Loss) income
from operations	(5,624,558)	2,865,454	(12,690,650)	12,754,511

Interest expenses	(95,900)	(195,075)	(341,417)	(708,978)
Interest income	18,676	27,353	137,988	81,151
Other expenses	(204)	(131)	(1,235)	(14,479)

(Loss) income
from operations
before income
taxes	(5,701,986)	2,697,601	(12,895,314)	12,112,205

Income taxes	--	--	--	--

Net (loss)
income	$(5,701,986)	$2,697,601	$(12,895,314)	$12,112,205

Foreign currency
translation
adjustment	66,069	112,368	167,127	3,985,176
Comprehensive
(loss) income	$(5,635,917)	$2,809,969	$(12,728,187)	$16,097,381

(Loss) earnings
per share

Basic	$(0.29)	$0.13	$(0.64)	$0.61

Diluted	$(0.29)	$0.07	$(0.64)	$0.32

Weighted average
shares
outstanding
Basic	20,000,003	20,000,003	20,000,003	20,000,003
Diluted	20,000,003	40,661,881	20,000,003	38,339,885

    CONSOLIDATED BALANCE SHEETS
    AS AT SEPTEMBER 30, 2009, AND DECEMBER 31, 2008
    (Stated in US Dollars)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets
Cash	$24,142,807	$30,365,413
Cash-restricted	457,138	484,000
Trade receivables, net	23,981	8,043
Inventories	2,424,767	3,896,334
Advances to suppliers	35,311	10,597,701
Prepaid VAT and other taxes	3,459,424	920,083
Other receivables	167,693	114,990
Total current assets	30,711,121	46,386,564

Property, plant and equipment, net	28,578,401	31,529,936
Intangible assets, net	4,469,470	4,619,716
Prepaid deposits for equipment and
construction	--	13,021

TOTAL ASSETS	$63,758,992	$82,549,237

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans	$--	$6,711,214
Loans from related parties - current	52,695	55,149
Accounts payable	4,594	13,753
Other payables	837,379	683,403
Customers deposits	1,682,219	1,187,582
Accrued liabilities	710,879	591,979
Total current liabilities	3,287,766	9,243,080

Long-term liabilities
Loan from related parties - non-current	327,934	434,678
TOTAL LIABILITIES	3,615,700	9,677,758

STOCKHOLDERS' EQUITY
Convertible preferred stock - Series A $0.001
par value, 50,000,000 shares authorized;
10,000,000 shares issued and outstanding as
of September 30, 2009 and December 31, 2008	10,000	10,000
Common stock - $0.001 par value, 100,000,000
shares authorized; 20,000,003 shares issued
and outstanding as of September 30, 2009
and December 31, 2008	20,000	20,000
Additional paid-in capital	38,389,635	38,389,635
Statutory reserves	5,628,636	5,628,636
Retained earnings	8,769,210	21,664,524
Accumulated other comprehensive income	7,325,811	7,158,684
Total stockholders' equity	60,143,292	72,871,479

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$63,758,992	$82,549,237